Exhibit 99.1

Company Contacts:

Gregg Bodnar

Chief Financial Officer

(630) 410-4633

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Investors/Media Contacts:

ICR, Inc.

Allison Malkin/Alecia Pulman

(203) 682-8225/(203) 682-8224

ULTA BEAUTY ISSUES PRELIMINARY SALES RESULTS AND UPDATED EPS GUIDANCE

FOR FIRST QUARTER FISCAL 2012

Comparable Store Sales Increased 10.1%

Expects Diluted EPS to Increase Approximately 42% to $0.52 to $0.53

Bolingbrook, IL – May 7, 2012 – Ulta Beauty [NASDAQ:ULTA] today announced preliminary first quarter fiscal 2012 results.

Ulta Beauty’s first quarter fiscal 2012 ended on April 28, 2012. The Company’s results of operations for first quarter fiscal 2012 have not been finalized; the following preliminary, unaudited information reflects the Company’s expectations with respect to results of operations for the first quarter based on currently available information. These preliminary results are subject to completion and review of the Company’s financial statements for the period, and actual results may vary materially from our estimates. This preliminary financial data has been prepared by, and is the responsibility of, management of Ulta Beauty. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data.

The Company now expects to report that total net sales for first quarter fiscal 2012 were $474 million, compared to previous guidance of $452 million to $460 million. This represents a 22.8% increase from total net sales of $386 million for first quarter fiscal 2011. Comparable store sales for first quarter fiscal 2012 are now expected to increase 10.1%, exceeding the Company’s previous guidance for comparable store sales to increase in a range of 6% to 8%. Following first quarter fiscal 2011 comparable store sales increase of 11.1%, the expected result for first quarter fiscal 2012 represents a two year comparable store sales increase of 21.2%.

Income per diluted share for first quarter fiscal 2012 is now expected to be in the range of $0.52 to $0.53, reflecting an increase of approximately 42% compared to income per diluted share of $0.37 for first quarter fiscal 2011. As planned, the expected income per diluted share for first quarter fiscal 2012 includes incremental pre-opening expense from the Company’s accelerated new store program which will have a negative impact of $0.01 on income per diluted share compared to first quarter fiscal 2011. The Company’s previous guidance for income per diluted share was $0.46 to $0.48. The Company opened 18 new stores in first quarter fiscal 2012 compared to five in first quarter fiscal 2011.

The aforementioned references to previous guidance ranges refer to guidance issued in connection with the Company’s earnings call held on March 8, 2012 when it issued initial guidance for first quarter fiscal 2012.

The Company expects to announce its first quarter fiscal 2012 results after market close on June 5, 2012.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of April 28, 2012, the Company operates 467 retail stores across 44 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.